Exhibit 99.1

European Wax Center, Inc. Reports Third Quarter Fiscal Year 2025 Results

Reiterates fiscal 2025 financial outlook

Third Quarter Fiscal 2025 versus 2024

•
1,053 total centers in 44 states, a 1.0% decrease versus 1,064 centers in the prior year period.
•
System-wide sales of $238.2 million decreased 0.8%
•
Total revenue of $54.2 million decreased 2.2%
•
Same-store sales increased 0.2%
•
GAAP net income of $5.4 million increased 164.4%
•
Adjusted Net Income of $10.7 million increased 14.2%
•
Adjusted EBITDA of $20.2 million increased 9.6%

Plano, TX, November 12, 2025- Today, European Wax Center, Inc. (NASDAQ: EWCZ), the leading franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 13 and 39 weeks ended October 4, 2025.

Chris Morris, Chairman and CEO of European Wax Center, Inc., stated: “European Wax Center delivered a solid third quarter performance as we continued to strengthen the fundamentals that power our business model. Our new leadership team is executing with discipline and remains focused on our three strategic priorities: driving sales through traffic growth, improving four-wall profitability for our franchisees, and pursuing disciplined, profitable expansion.”

Mr. Morris continued: “As we look to finish the year strong, we’re encouraged by the momentum building across our organization. Our teams are smarter, faster and more aligned than ever, and our franchisees are showing renewed engagement with the brand. Even in a dynamic macro environment, our core business remains resilient, and our reaffirmed full-year guidance reflects clear proof points from our strategy. While there’s still more work to do, the progress we’re seeing across our system gives me tremendous optimism in our path forward.”

Results for the Third Quarter of Fiscal 2025 versus Fiscal 2024

•
Franchisees opened 3 and closed 9 centers. We ended the quarter with 1,053 centers, representing a 1.0% decrease versus 1,064 centers in the prior year period.
•
System-wide sales of $238.2 million decreased 0.8% from $240.2 million in the prior year period, primarily driven by the impact of closed centers.
•
Total revenue of $54.2 million decreased 2.2% from $55.4 million in the prior year period.
•
Same-store sales increased 0.2%.
•
Selling, general and administrative expenses (“SG&A”) of $13.0 million decreased 25.4% from $17.5 million in the prior year period. SG&A as a percent of total revenue decreased 740 basis points to 24.1% from 31.5% primarily driven by costs in the prior year period that did not recur in the current period related to executive severance and a terminated debt offering.
•
Interest expense, net of $6.5 million increased from $6.3 million in the prior year period.
•
Income tax expense increased to $2.0 million from $0.8 million in the prior year period primarily due to the increase in pre-tax income. The effective tax rate decreased to 27.4% from 28.7% in the prior year period.
•
Net income of $5.4 million increased 164.4% from $2.0 million, and Adjusted Net Income of $10.7 million increased 14.2% from $9.4 million in the prior year period. Net income margin increased 620 basis points to 9.9% from 3.7%.
•
Adjusted EBITDA of $20.2 million increased 9.6% from $18.4 million in the prior year period. Adjusted EBITDA Margin increased 400 basis points to 37.2% from 33.2%.

•
The Company repurchased approximately 1.2 million shares of its Class A Common Stock during the period for $4.6 million, bringing cumulative repurchases under the Company’s current $50 million authorization to $45.9 million.

Year-to-Date Results through the Third Quarter of Fiscal 2025 versus Fiscal 2024

•
Franchisees opened 10 and closed 24 centers in the first three quarters of fiscal 2025.
•
System-wide sales of $721.7 million was flat compared to the prior year-to-date period.
•
Total revenue of $161.5 million decreased 3.4% from $167.2 million in the prior year-to-date period.
•
Same-store sales increased 0.4%.
•
Selling, general and administrative expenses (“SG&A”) of $42.9 million decreased 2.2% from $43.9 million in the prior year-to-date period. SG&A as a percent of total revenue increased 30 basis points to 26.5% from 26.2% primarily driven by the decrease in revenue. SG&A decreased due to decreases in technology fees, franchisee conference expenses, corporate marketing and bad debt expense, and was partially offset by an increase in payroll and benefits expense that resulted from increased corporate headcount.
•
Interest expense, net of $19.7 million increased from $19.0 million in the prior year-to-date period.
•
Income tax expense increased to $5.5 million from $3.8 million in the prior year-to-date period. The effective tax rate increased to 29.1% from 24.4% in the prior year-to-date period, primarily due to the impact of nondeductible officer compensation in the current year.
•
Net income of $13.3 million increased 14.8% from $11.6 million, and Adjusted Net Income of $32.0 million increased 9.9% from $29.1 million in the prior year-to-date period. Net income margin increased 140 basis points to 8.3% from 6.9%.
•
Adjusted EBITDA of $60.6 million increased 7.1% from $56.6 million in the prior year-to-date period. Adjusted EBITDA Margin increased 370 basis points to 37.5% from 33.8%.
•
The Company repurchased approximately 1.4 million shares of its Class A Common Stock during the period for $5.7 million, bringing cumulative repurchases under the Company’s current $50 million authorization to $45.9 million.

Balance Sheet and Cash Flow

The Company ended the third quarter with $73.6 million in cash and cash equivalents, $6.4 million in restricted cash, $387.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $17.3 million during the quarter.

Fiscal 2025 Financial Outlook

The Company reiterates its previous fiscal 2025 financial outlook:

Fiscal 2025 Outlook
System-Wide Sales	$940 million to $950 million
Total Revenue	$205 million to $209 million
Same-Store Sales	0.0% to 1.0%
Adjusted Net Income(1)	$31 million to $33 million
Adjusted EBITDA	$69 million to $71 million

——————————————

(1) Adjusted Net Income outlook assumes an effective tax rate of approximately 23% for fiscal 2025 computed by applying our estimated blended statutory tax rate and incorporating the effect of nondeductible and other rate impacting adjustments. See Disclosure Regarding Non-GAAP Financial Measures for additional information regarding the change in definition for Adjusted Net Income.

Fiscal 2025 Net New Center Outlook

The Company estimates that franchisees will open 12 new centers and close 35 to 40 centers, translating to 23 to 28 net center closings in fiscal 2025. The Company expects 11 to 16 center closings during the fourth quarter. As of November 11, 2025, 1 center has opened and 0 have closed in the fourth quarter.

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information

European Wax Center, Inc. will host a conference call to discuss third quarter fiscal 2025 results today, November 12, 2025, at 8:00 a.m. ET/7:00 a.m. CT. To access the conference call dial-in information, analysts should click here to register online at least 15 minutes before the start of the call. All other participants are asked to access the earnings webcast via https://investors.waxcenter.com. A replay of the webcast will be available two hours after the call and archived on the same web page for one year.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the leading franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which includes more than 1,000 centers in 44 states, generated sales of $951 million in fiscal 2024. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2025, expected center openings and closures, its capital allocation strategy, including the share repurchase program and its long-term targets and algorithm, including but not limited to statements under the headings “Fiscal 2025 Financial Outlook” and “Fiscal 2025 Net New Center Outlook” and statements by European Wax Center’s chief executive officer. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “likely,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, and involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ from the Company's expectations include, but are not limited to, the following risks related to its business: the operational and financial results of franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain and effectively respond to a loss of key executives; recruitment efforts; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver their products; changes in supply costs and decreases in the Company’s product sourcing revenue, including due to the imposition of tariffs; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits the Company may claim; changes in general economic and business conditions, including changes due to tariff policy and geopolitical tensions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended January 4, 2025 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Net Leverage Ratio. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, loss on disposal or impairment of assets, transaction costs, business transformation costs and other one-time expenses and/or gains. Business transformation costs primarily include expenses related to our business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

We define Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, amortization of intangible assets, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, loss on disposal or impairment of assets, transaction costs, business transformation costs and other one-time expenses and/or gains. Prior to the first quarter of 2025, the Company did not include amortization of intangible assets in the calculation. However, the Company revised the definition in the first quarter of 2025 as a result of a change in the way management reviews Adjusted Net Income (Loss) in order to remove the impact of the non-cash amortization of intangible assets which management does not view as part of our core operations. Management believes excluding this enables investors to evaluate more clearly and consistently the Company's core operating performance in the same manner that management evaluates its core operating performance. The comparative period was also adjusted based on the revised definition.

We define Net Leverage Ratio as the total principal balance of our outstanding debt (“total debt”) less cash and cash equivalents, then divided by Adjusted EBITDA for the trailing twelve months.

Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Net Income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted Net Income (Loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised center sales as revenue, our royalty revenue is calculated based on a percentage of franchised center sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in sales over a comparable 52-week period year over year from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	October 4, 2025	January 4, 2025
ASSETS
Current assets:
Cash and cash equivalents	$73,600	$49,725
Restricted cash	6,424	6,469
Accounts receivable, net	7,089	7,283
Inventory, net	15,622	19,070
Prepaid expenses and other current assets	5,762	5,292
Total current assets	108,497	87,839
Property and equipment, net	9,774	2,313
Operating lease right-of-use assets	3,663	3,313
Intangible assets, net	417,659	432,160
Goodwill	39,112	39,112
Deferred income taxes	140,376	140,315
Other non-current assets	1,616	2,015
Total assets	$720,697	$707,067
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$17,607	$17,354
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	2,908	9,353
Deferred revenue, current portion	3,818	4,149
Operating lease liabilities, current portion	1,218	1,255
Total current liabilities	29,551	36,111
Long-term debt, net	374,412	373,246
Tax receivable agreement liability, net of current portion	201,476	194,917
Deferred revenue, net of current portion	5,009	5,836
Operating lease liabilities, net of current portion	2,555	2,318
Deferred tax liability	738	738
Other long-term liabilities	2,147	2,309
Total liabilities	615,888	615,475
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of October 4, 2025 and January 4, 2025, respectively)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 53,210,807 and 51,713,132 shares issued and 43,392,030 and 43,323,183 shares outstanding as of October 4, 2025 and January 4, 2025, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 10,668,291 and 12,005,172 shares issued and outstanding as of October 4, 2025 and January 4, 2025, respectively)	—	—
Treasury stock, at cost 9,818,777 and 8,389,949 shares of Class A common stock as of October 4, 2025 and January 4, 2025, respectively	(86,240)	(80,148)
Additional paid-in capital	255,496	244,611
Accumulated deficit	(91,147)	(100,416)
Total stockholders’ equity attributable to European Wax Center, Inc.	78,109	64,047
Noncontrolling interests	26,700	27,545
Total stockholders’ equity	104,809	91,592
Total liabilities and stockholders’ equity	$720,697	$707,067

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
REVENUE
Product sales	$30,606	$31,684	$89,992	$95,105
Royalty fees	13,195	13,413	39,901	40,314
Marketing fees	7,574	7,603	22,885	22,841
Other revenue	2,810	2,730	8,745	8,915
Total revenue	54,185	55,430	161,523	167,175
OPERATING EXPENSES
Cost of revenue	14,476	15,003	41,927	44,551
Selling, general and administrative	13,036	17,474	42,883	43,851
Advertising	7,610	8,409	23,015	28,673
Depreciation and amortization	5,041	5,073	15,025	15,246
Loss (gain) on disposal or impairment of assets	125	(2)	125	(83)
Total operating expenses	40,288	45,957	122,975	132,238
Income from operations	13,897	9,473	38,548	34,937
Interest expense, net	6,520	6,340	19,747	19,043
Other (income) expense	(12)	285	8	535
Income before income taxes	7,389	2,848	18,793	15,359
Income tax expense	2,022	818	5,463	3,751
NET INCOME	$5,367	$2,030	$13,330	$11,608
Less: net income attributable to noncontrolling interests	1,585	550	4,061	3,114
NET INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$3,782	$1,480	$9,269	$8,494
Net income per share
Basic - Class A Common Stock	$0.09	$0.03	$0.22	$0.18
Diluted - Class A Common Stock	$0.09	$0.03	$0.22	$0.18
Weighted average shares outstanding
Basic - Class A Common Stock	43,375,077	46,388,266	43,340,151	47,706,516
Diluted - Class A Common Stock	43,498,314	46,400,419	43,453,284	47,750,157

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Thirty-Nine Weeks Ended
	October 4, 2025	October 5, 2024
Cash flows from operating activities:
Net income	$13,330	$11,608
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,025	15,246
Amortization of deferred financing costs	4,425	4,171
Provision for inventory obsolescence	—	(25)
(Recovery) provision for bad debts	(29)	393
Deferred income taxes	5,094	3,568
Remeasurement of tax receivable agreement liability	8	535
Gain on sale of center	—	(81)
Loss on disposal or impairment of assets	125	3
Equity compensation	5,366	4,205
Changes in assets and liabilities:
Accounts receivable	222	1,702
Inventory, net	3,448	202
Prepaid expenses and other assets	351	2,426
Accounts payable and accrued liabilities	(1)	(1,642)
Deferred revenue	(1,158)	(1,683)
Other long-term liabilities	(998)	(678)
Net cash provided by operating activities	45,208	39,950
Cash flows from investing activities:
Purchases of property and equipment	(2,173)	(276)
Cash received for sale of center	—	135
Net cash used in investing activities	(2,173)	(141)
Cash flows from financing activities:
Principal payments on long-term debt	(3,000)	(3,000)
Distributions to EWC Ventures LLC members	(3,391)	(3,584)
Repurchase of Class A common stock	(6,092)	(30,147)
Taxes on vested restricted stock units paid by withholding shares	(168)	(549)
Dividend equivalents to holders of EWC Ventures units	(10)	(757)
Payments pursuant to tax receivable agreement	(6,544)	(6,496)
Net cash used in financing activities	(19,205)	(44,533)
Net increase (decrease) in cash, cash equivalents and restricted cash	23,830	(4,724)
Cash, cash equivalents and restricted cash, beginning of period	56,194	59,228
Cash, cash equivalents and restricted cash, end of period	$80,024	$54,504
Supplemental cash flow information:
Cash paid for interest	$16,275	$16,443
Cash paid for income taxes	$460	$498
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$144	$30
Property purchases included in additional paid-in capital	$5,667	$—
Right-of-use assets obtained in exchange for operating lease obligations	$1,199	$592

Reconciliation of Net Income to Adjusted Net Income:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024
(in thousands)
Net income	$5,367	$2,030	$13,330	$11,608
Share-based compensation(1)	423	882	5,366	4,205
Remeasurement of tax receivable agreement liability(2)	(12)	285	8	535
Gain on sale of center(3)	—	—	—	(81)
Loss on disposal or impairment of assets(4)	125	—	125	—
Legal settlements(5)	261	—	261	(739)
Executive severance(6)	—	1,548	465	1,548
Reorganization costs(7)	26	490	240	490
Business transformation costs(8)	401	—	550	—
Terminated debt offering costs(9)	—	944	—	944
Tax effect of adjustments to net income(10)	190	(687)	(44)	(1,014)
Adjusted Net Income, as previously defined	$6,781	$5,492	$20,301	$17,496
Amortization of intangible assets(11)	4,834	4,834	14,501	14,501
Tax effect of adjustments to net income(10)	(931)	(972)	(2,835)	(2,911)
Adjusted Net Income	$10,684	$9,354	$31,967	$29,086

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the loss on disposal or impairment of assets

(5) In the current fiscal year, the amount represents the estimated exposure to the Company resulting from a lawsuit, and in the prior fiscal year, the amount represents the collection of cash proceeds from a legal judgment, both of which were not resulting from our core operations.

(6) Represents cash severance paid or payable to former executives.

(7) Represents costs associated with the Company's return-to-office mandate.

(8) Represents costs related to our business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

(9) Represents costs related to a debt offering the Company evaluated and subsequently decided to terminate.

(10) Represents the estimated income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identified items and incorporating the effect of nondeductible and other rate impacting adjustments. The tax effect of the add-back of share-based compensation results in a further increase to net income due to the elimination of the Section 162(m) permanent difference that resulted from nondeductible officer share-based compensation.

(11) Represents the amortization of franchisee relationships and reacquired rights.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended		Trailing Twelve Months Ended
	October 4, 2025	October 5, 2024	October 4, 2025	October 5, 2024	October 4, 2025
(in thousands)
Net income	$5,367	$2,030	$13,330	$11,608	$16,403
Interest expense, net	6,520	6,340	19,747	19,043	26,196
Income tax expense	2,022	818	5,463	3,751	3,902
Depreciation and amortization	5,041	5,073	15,025	15,246	20,058
EBITDA	$18,950	$14,261	$53,565	$49,648	$66,559
Share-based compensation(1)	423	882	5,366	4,205	6,311
Remeasurement of tax receivable agreement liability(2)	(12)	285	8	535	4,872
Gain on sale of center(3)	—	—	—	(81)	—
Loss on disposal or impairment of assets(4)	125	—	125	—	125
Legal settlements(5)	261	—	261	(739)	276
Executive severance(6)	—	1,548	465	1,548	465
Reorganization costs(7)	26	490	240	490	381
Business transformation costs(8)	401	—	550	—	550
Terminated debt offering costs(9)	—	944	—	944	(3)
Adjusted EBITDA	$20,174	$18,410	$60,580	$56,550	$79,536
Total revenue	$54,185	$55,430	$161,523	$167,175	$211,264
Net income margin	9.9%	3.7%	8.3%	6.9%	7.8%
Adjusted EBITDA Margin	37.2%	33.2%	37.5%	33.8%	37.6%

(1) Represents non-cash equity-based compensation expense.

(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the loss on disposal or impairment of assets

(5) In the current fiscal year, the amount represents the amount recorded to SG&A relating to a lawsuit, and in the prior fiscal year, the amount represents the collection of cash proceeds from a legal judgment, both of which were not resulting from our core operations.

(6) Represents cash severance paid or payable to former executives.

(7) Represents costs associated with the Company's return-to-office mandate.

(8) Represents costs related to our marketing transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

(9) Represents costs related to a debt offering the Company evaluated and subsequently decided to terminate.

Reconciliation of Total Debt to Net Leverage Ratio:

	Trailing Twelve Months
	October 4, 2025
(in thousands)
Total debt	$387,000
Less: Cash and cash equivalents	(73,600)
Net Debt	$313,400
Adjusted EBITDA	79,536
Net Leverage Ratio	3.9	x

Investor Contact

Edelman Smithfield for European Wax Center, Inc.

EWCIR@edelman.com

Media Contact

Zeno Group

Sophia Tortorella

sophia.tortorella@zenogroup.com

312-752-6851